(612) 343-5627
                                                                     EXHIBIT 5.1


August 13, 1998



XOX Corporation
7640 West 78th Street
Bloomington, MN  55439

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel on behalf of XOX Corporation (the "Company") in connection with the proposed Registration Statement under the Securities Act of 1933, as amended, of shares of the Company's Common Stock offered and to be offered pursuant to the Company's 1996 Amended Omnibus Stock Plan on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to the registration of shares of the Company's $.O25 par value Common Stock (the "Common Stock") with respect to Selling Shareholders in the aggregate amount of 1,000,000 shares of Common Stock. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, we are of the opinion that:

1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

2. The 1,000,000 shares of Common Stock registered in the Registration Statement, when sold as contemplated in the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DOHERTY, RUMBLE & BUTLER
PROFESSIONAL ASSOCIATION


By   /s/ Daniel R. Tenenbaum /s/
    ------------------------------
         Daniel R. Tenenbaum